As filed with the Securities and Exchange Commission on July 20, 2009
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CITIZENS & NORTHERN CORPORATION
(Exact Name of Registrant as specified in its Charter)

Pennsylvania	6021	23-2951943

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
90-92 Main Street
Wellsboro, Pennsylvania 16901
(570) 724-3411
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
CRAIG G. LITCHFIELD
Chairman, President and Chief Executive Officer
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, Pennsylvania 16901
(570) 724-3411
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)
Copies to:
Charles J. Ferry, Esquire
Paul F. Wessell, Esquire
Rhoads & Sinon LLP
One South Market Square, 12th Floor
Harrisburg, Pennsylvania 17108-1146
(717) 233-5731
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
class of	Amount	maximum	maximum	Amount of
securities to be	to be	offering price	aggregate	registration
registered	registered (1)	per share	offering price (2)	fee
Common Stock, $1.00 par value	2,500,000 shares	$20.31	$50,775,000	$2,833.25

(1)	In accordance with Rule 416, this registration statement also registers such additional number of shares of the Registrant’s common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of the common stock of Citizens & Northern Corporation, as reported on the Nasdaq Capital Market, on July 14, 2009 of $20.31 per share, and has been established solely for the purpose of calculating the registration fee.

PROSPECTUS
CITIZENS & NORTHERN CORPORATION
DIVIDEND REINVESTMENT AND STOCK PURCHASE AND SALE PLAN
2,500,000 Shares of Common Stock

This prospectus describes the Citizens & Northern Corporation Dividend Reinvestment and Stock Purchase and Sale Plan, or simply the Plan, as amended through the date of this prospectus. The Plan provides a convenient and simple method for existing shareholders to purchase additional shares of our common stock. Please read this prospectus carefully and keep it for future reference.
American Stock Transfer & Trust Company, LLC serves as Plan Administrator and agent for Plan participants for all transactions and activities under the Plan. Shares of our common stock to be purchased under the Plan may be newly issued shares, shares held in our treasury or shares purchased in the open market, as directed by us. Shares not purchased from us will be purchased by the Plan Administrator in the open market.
The purchase price for shares purchased directly from us is generally the average of the open market high and low sale price per share as of the applicable dividend payment date or investment date or, in the event no shares trade on that date, the date immediately preceding on which our shares do trade, determined in accordance with the Plan, plus any applicable transaction fees and commissions as provided in the Plan. We have the ability under the Plan to sell shares purchased directly from us at a discount from the otherwise applicable purchase price. The discount as of the date of this prospectus is 5%. See Question 10 on page 7 of this prospectus for details on the purchase price and discount.
Shares purchased by the Plan Administrator in the open market will be purchased through a broker-dealer selected by the Plan Administrator. The price for open market shares will be the average price of all shares purchased in the open market for that dividend payment or investment date, plus any applicable fees and commissions as provided in the Plan.
Citizens & Northern Corporation common stock trades on the Nasdaq Capital Market under the symbol “CZNC.” On July 10, 2009, the closing price of our common stock was $20.05 per share.
If you participate in the Plan, you will be purchasing shares of our common stock and you should consider carefully the investment risks, including the possible loss of your investment and the other risk factors identified on page 4 of this prospectus under “RISK FACTORS.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Shares of Citizens & Northern Corporation common stock and Plan accounts are not savings accounts, deposit accounts or obligations of any bank, are not insured by the FDIC, SIPC or any other government agency, and may lose value.
This prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or other jurisdiction where the offer or sale is not permitted.
The date of this prospectus is July 20, 2009

THE COMPANY
Citizens & Northern Corporation (“Citizens & Northern Corporation,” “we,” “our” or “us”) is a Pennsylvania corporation that is a registered bank holding company based in Wellsboro, Tioga County, Pennsylvania. Its wholly-owned banking subsidiaries are Citizens & Northern Bank, a Pennsylvania chartered bank, and First State Bank, a New York state chartered bank. The principal executive offices of Citizens & Northern are located at P.O. Box 58, 90-92 Main Street, Wellsboro, PA 16901, telephone (570) 724-3411.
This prospectus incorporates business and financial information about Citizens & Northern Corporation that is not included in or delivered with this prospectus. This information is available to you without charge upon oral or written request. See “WHERE YOU CAN FIND MORE INFORMATION” at page 13.
KEY PLAN FEATURES SUMMARY
Advantages. The Citizens & Northern Corporation Dividend Reinvestment and Stock Purchase and Sale Plan offers shareholders the ability to:
•	Buy shares by direct debit to your bank account or by check.

•	Invest amounts as low as $25 per month.

•	Apply cash dividends toward the purchase of additional shares.

•	Receive any then applicable discount on the price of shares purchased, in our discretion, directly from us.

•	Sell or transfer shares held in your Plan account.

•	Deposit shares that you hold in stock certificate form into your Plan account for safekeeping.

•	Withdraw some or all of your shares and receive a certificate.

•	Complete share transactions including purchases, sales and certificate requests on the Internet.
Plan Administrator. American Stock Transfer & Trust Company, LLC serves as Plan Administrator and will serve as your agent for all transactions under the Plan. See Question 3 below — “How do I contact the Plan Administrator?”.
Source of Shares and Purchase Price. Shares of our common stock to be purchased under the Plan may be newly issued shares, shares held in our treasury or shares purchased in the open market, as directed by us. Generally, the price for all the shares purchased will be the market price at the time of purchase, plus any applicable fees and commissions, determined as provided in the Plan. However, for shares purchased directly from us, in our discretion, we have the discretion to discount the otherwise applicable purchase price. The discount as of the date of this prospectus is 5%. See Question 10 below — “What is the price I will pay for shares?”
Summary of Fees. You are responsible for the following fees and commissions charged by the Plan Administrator. Except as described in this document, we pay for all other costs of administering the Plan. We do not receive any of the fees and commissions charged by the Plan Administrator.

Dividend Reinvestment	2% to a maximum of $2.50 for each investment
Optional Cash Purchases	$ 2.50 per transaction
Sale/Termination	$15.00 per transaction
Safekeeping	$ 7.50 per transaction if without sale
Commission	$.10 per share on purchases and sales in the open market (including both dividend reinvestment and optional purchases)
Please read this prospectus in full as the above is a summary only and does not contain all applicable information.

RISK FACTORS
Investing in our common stock involves risks. Before purchasing any securities, you should carefully consider the “Risk Factors” that are incorporated by reference in this prospectus from our Annual report on Form 10-K for the year ended December 31, 2008, which can be found beginning at page 4 of such Form 10-K. In addition, you should also consider any other information included in this prospectus and in any prospectus supplement and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission. See “INCORPORATION BY REFERENCE” at page 13. Any of these risks, as well as other risks and uncertainties, could have an adverse affect on our financial condition, results of operation and cash flows.
THE PLAN
The following, in question and answer format, is the Citizens & Northern Corporation Dividend Reinvestment and Stock Purchase and Sale Plan as amended through the date of this prospectus.
1. What is the purpose of the Plan?
The Plan is intended to provide shareholders of Citizens & Northern Corporation common stock with a simple and convenient method to purchase shares of our common stock. Existing holders of our common stock may purchase additional shares by reinvesting cash dividends received on their holdings of common stock or by making optional additional cash purchases of common stock.
2. How is the Plan Administered?
We have appointed our transfer agent, American Stock Transfer & Trust Company, LLC, a New York banking corporation with trust powers, as Plan Administrator. The Plan Administrator shall serve as agent for Plan participants in connection with all transactions and activities under the Plan. Participation in the Plan, via any of the means authorized in this prospectus, shall constitute an offer by the participant to establish an agency relationship with the Plan Administrator and be governed by the terms and conditions of the Plan.
3. How do I contact the Plan Administrator?
You can contact the Plan Administrator the following ways:

Telephone:	1-888-200-3166 (toll free)

Internet:	www.amstock.com

Mail:	American Stock Transfer & Trust Company, LLC P.O. Box 922, Wall Street Station New York, NY 10269-0560
4. Who is eligible to participate in the Plan?
In order to participate, you must be a record owner of at least one whole share of our common stock. If you are not a record owner of a share of our common stock but own our shares beneficially through a broker or other nominee, you will need to transfer at least one share into your name in order to participate in the Plan. Your broker should be able to assist you with the transfer. Alternatively, you may be able to arrange for the broker or other nominee to participate on your behalf. You may contact the Plan Administrator for further information.

5. How do I enroll in the Plan?
If you hold shares registered in your name, you may enroll in the Plan by completing, signing and returning an Enrollment Application. The Enrollment Application can be obtained by calling the Plan Administrator at 1-888-200-3166 (toll free). The Enrollment Application may also be downloaded from the Plan Administrator’s internet site (www.amstock.com) and mailed to the Plan Administrator. You may also enroll online at www.amstock.com. You need to know your social security number and your ten digit account number (which is shown on share- or dividend-related correspondence you receive from the Plan Administrator) to gain access to your account. Once you are in your account you can select “Enroll in Dividend Reinvestment” from the left toolbar.
6. How do I purchase additional shares if I am already a registered shareholder?
If you are a registered shareholder, you can purchase additional shares at any time by making optional cash payments.
To invest by mail, simply fill out an Enrollment Application, which can be obtained by calling the Plan Administrator at 1-888-200-3166 (toll free), and enclose a check made payable to American Stock Transfer & Trust Company, LLC for the value of your investment. The Enrollment Application may also be downloaded from the Plan Administrator’s internet site (www.amstock.com) and mailed to AST.
Once you are enrolled, to make an investment online, log on to www.amstock.com and select “Shareholder Account Access.” You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or PIN, if you do not have a social security number). From the left toolbar, select “Purchase Additional Shares.” You may then complete your additional cash investment in two simple steps.
Additional cash payments may also be mailed to the Plan Administrator with the tear-off portion of your account statement (sent in conjunction with each scheduled dividend) or purchase transaction advice, or via detailed written instructions.
You may also authorize the Plan Administrator, on an Enrollment Application or the Plan Administrator’s website, to make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your bank account. Funds will be withdrawn from your bank account, via electronic funds transfer (EFT) on the 10th day of each month (or the next business day, if the 10th is not a business day). To terminate monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions. It is your responsibility to notify the Plan Administrator if your direct debit information changes.
The minimum optional additional purchase by a participant is $25.00. Optional additional purchases by a participant are subject to a monthly maximum limit between $10,000 and $250,000, as determined by our management from time to time. The maximum limit as of the date of this prospectus is $50,000. The maximum limit may be waived by us at any time in our discretion. We will issue a press release or file a Form 8-K with the Securities and Exchange Commission if the optional cash purchase monthly maximum limit is changed and mail a notice to Plan participants.
For all optional additional purchases, there is a transaction fee of $2.50 per purchase of our stock. For all optional additional purchases in the open market, there is a per share commission of $.10. There is no commission on shares purchased directly from us.
Your cash payment, less applicable service charges and commissions, will be used to purchase shares for your account. Both full and fractional shares up to three decimal places (if applicable) will be credited to your Plan account. The Plan Administrator will commingle cash payments from all participants to purchase shares. For shares purchased in the open market with optional additional cash payments, purchase orders will be submitted daily. The Plan Administrator may, at its discretion, submit open market purchase orders less frequently (but no later than five trading days after receipt) if the total amount to be invested is not sufficient. In the case of purchases directly from us, in our discretion, with optional additional cash payments, the Plan Administrator will purchase the shares from us on Friday of each week, unless it is not a business day, in which case shares will be purchased on the next business day. No interest will be paid by the Plan Administrator pending investment. Instructions sent to the Plan Administrator may not be rescinded.
The purchase price will not be known until the purchase is completed. Participants should be aware that the price may fluctuate during the period between submission of a purchase request, its receipt by the Plan Administrator, and the ultimate purchase. The share price will be the same for all investors for that investment date.
If a check or ACH withdrawal is returned to the Plan Administrator as “unpaid,” the Plan Administrator will resell shares if already purchased and liquidate additional shares, if necessary, to reimburse itself for any loss incurred, as well as a returned check fee of $25.00. This is in addition to any other rights the Plan Administrator may have.
7. How do I enroll to have my dividends reinvested?
The dividends on all shares held by the Plan Administrator will automatically be reinvested, unless you select the Cash Payments Only or Partial Dividend Reinvestment option on the Enrollment Application or direct the Plan Administrator that you wish to receive cash payments only (which instructions can always be changed by providing notice to the Plan Administrator).
If you have shares registered in your name other than those held in the Plan (either certificated or book entry), you may enroll to have your cash dividends applied toward the purchase of additional shares.
You may enroll to have your dividends reinvested by accessing the Plan Administrator’s website, at www.amstock.com. Select “Shareholder Account Access.” You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or PIN number, if you do not have a social security number). From the left toolbar, select “Enroll in Dividend Reinvestment.”
You may also enroll to have your dividends reinvested by completing the Dividend Reinvestment stub attached to your dividend check, or by sending a letter of instruction to the Plan Administrator. You may reinvest your entire dividend or a portion thereof. Please be advised that partial enrollments are not currently accepted on the website, and must be submitted to the Plan Administrator in writing.
Requests for participation in dividend reinvestment must be received by the record date in order for the current dividend to be reinvested. If your request to reinvest dividends is received after the record date your participation will begin with the next dividend record date.
Funds designated for reinvestment will be applied to the purchase of shares either in the open market or directly from us, in our discretion. Shares purchased from us may be treasury shares or shares authorized and unissued.
The fee for dividend reinvestment purchases is 2% of the dividend amount to a maximum of $2.50. In addition, there is a commission of $.10 per share for shares purchased in the open market pursuant to dividend reinvestment. There is no commission on shares purchased directly from us.
There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan or this prospectus obligates us to declare or pay any dividends. Future dividends will continue to be determined by our board of directors based on our earnings, financial condition and other factors.
8. Must I reinvest dividends?
No. Dividend reinvestment is an option offered under the Plan. When you enroll in the Plan by filling out the Enrollment Application, you may indicate whether you want the dividends on your shares reinvested.
If you do not indicate a preference, however, all dividends on your Plan shares will be reinvested. If you choose to receive cash dividends on all your shares, your cash dividend can be deposited directly to your bank account.
If you are interested in this option, contact the Plan Administrator and request forms for Direct Deposit of Dividends. Alternatively, you may enroll to receive your dividends via direct deposit by accessing the Plan Administrator’s website at www.amstock.com. Select “Shareholder Account Access.” You will be prompted to enter your ten-digit account number (provided to you on your account statement) and your social security number (or PIN, if you do not have a social security number). From the left toolbar, select “Receive Dividends Via Direct Deposit.” If you elect to receive cash dividends, and do not enroll in the direct deposit option, your dividend payments will be sent, by check, to the address of record on the account.
9. What is the source of shares to be purchased?
Shares of our common stock to be purchased by the Plan Administrator as agent for Plan participants may be newly issued shares, shares held in our treasury or shares purchased in the open market, as directed by us. Shares to be purchased by the Plan Administrator in the open market will be purchased through a broker-dealer selected by the Plan Administrator. We shall not have any obligation to provide newly issued shares or treasury shares of common stock for purchases under the Plan and may decide not to do so for any reason in our discretion.
10. What is the price I will pay for shares?
When the Plan Administrator buys shares in the open market, your share price will be the average price of all shares purchased for that investment, plus applicable fees and commissions.
When, in our discretion, the Plan Administrator purchases shares directly from us, generally the price will be the average of the open market high and low sale price per share as of the applicable dividend payment date or investment date or, in the event no shares trade on that date, on the date immediately preceding that date on which our shares are traded in the open market, plus any applicable fees and commissions. However, until we announce otherwise, the purchase price of shares purchased directly from us will be 95% of the average of the open market high and low sale price per share, plus any applicable fees and commissions. Our Board of Directors has given our management discretion to terminate or change the discount on shares purchased directly from us at any time. We will issue a press release or file a Form 8-K with the Securities and Exchange Commission when the discount is changed or terminated and mail a notice to Plan participants.
The transaction fee charged by the Plan Administrator for all dividend reinvestment purchases, whether in the open market or directly from us, is 2% of the dividend amount to a maximum of $2.50. In addition, there is a commission of $.10 per share for shares purchased in the open market pursuant to dividend reinvestment. There is no commission on shares purchased directly from us for dividend reinvestment.
For all purchases with optional additional cash payments, whether in the open market or directly from us, the Plan Administrator charges a transaction fee of $2.50 per purchase of our stock. In addition, for all optional additional purchases in the open market, there is a per share commission of $.10. There is no commission on shares purchased directly from us with optional additional cash payments.

Any discount on the purchase price of shares purchased, in our discretion, directly from us will be deemed additional dividend income to you. See Question 26 — “What are the income tax consequences of participating in the Plan?”
The purchase price will not be known until the purchase is completed. Participants should be aware that the price may fluctuate during the period between submission of a purchase request, its receipt by the Plan Administrator, and the ultimate purchase. The share price will be the same for all investors for that investment date.
11. How do I keep track of the transactions in my account?
The Plan Administrator will mail Plan statements after each dividend. In addition, an advice will be mailed to you after each purchase, which advice will include the number of shares purchased and the purchase price. You may also view your transaction history online by logging into your account. Details available online include share price, commission paid, and transaction type and date.
12. What is safekeeping of certificates and how do I submit my certificates?
If you own shares of our common stock in stock certificate form, you may elect to deposit the shares represented by those stock certificates into your Plan account for safekeeping with the Plan Administrator. The Plan Administrator will credit these shares to your Plan account. You may later request issuance of a certificate from the Plan Administrator at any time.
To deposit shares with the Plan Administrator, send your stock certificates along with a check for $7.50 payable to American Stock Transfer & Trust Company. We recommend that you send your certificates via registered mail and insure for 2% of the total value of the shares to protect against loss in transit. The $7.50 fee will be waived by the Plan Administrator if you elect to deposit your shares and, at the same time, sell them through the Plan.
13. How do I withdraw shares held in my Plan account?
You may request that the Plan Administrator issue a certificate for some or all of the shares held in your Plan account by doing any of the following:
•	Access the Plan Administrator’s website at www.amstock.com. Select “Shareholder Account Access.” You will be prompted to enter your ten-digit account number (provided to you on your account statement) and your social security number (or PIN, if you do not have a social security number). From the left toolbar, select “Request a Certificate for D/R Shares.”

•	Call the toll-free telephone number supplied in this booklet to access the Administrator’s automated telephone system.

•	Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator. The Plan Administrator will issue a certificate in the exact registration shown on your Plan statement. Certificates will be sent by first class mail, generally within a few days of receiving your request. There is no charge for this service.
14. How do I transfer shares to another person?
Transfers may be made in book-entry form, or a certificate may be issued and sent to the new owner. You can transfer to a person who already has a Plan account, or you can set up a new Plan account if the person does not have one.
To perform the transfer, send a written letter of instruction to the Plan Administrator setting forth the full registration name and address of the new participant, as well as the social security number of the new participant. The letter should indicate the number of shares (full and fractional if any) which should be transferred to the new participant. All individuals listed in the account registration must sign the instructions. The signatures must be guaranteed by a bank, broker or financial institution that is a member of a Medallion Signature Guarantee Program.
15. How do I sell shares held in my account?
You may instruct the Plan Administrator to sell shares held in your Plan account by doing any of the following:
•	Access the Plan Administrator’s website at www.amstock.com. Select “Shareholder Account Access.” You will be prompted to enter your ten-digit account number (provided to you on your account statement) and your social security number (or PIN number, if you do not have a social security number). From the left toolbar, select “Sell D/R Shares.”

•	Call the toll-free telephone number supplied in this booklet to access the Administrator’s automated telephone system.

•	Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator. If there is more than one individual owner on the Plan account, all participants must authorize the transaction and sign the instruction.
As with purchases, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made daily. The Plan Administrator may, at its discretion, sell shares less frequently (but no later than five trading days after receipt) if the total number of shares to be sold is not sufficient.
The selling price will not be known until the sale is completed. Participants should be aware that the price may fluctuate during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. Instructions sent to the Plan Administrator may not be rescinded.
The proceeds of the sale, less an administrative fee of $15.00 and commission of $.10 per share, will be sent to you by check along with a Form 1099-B for income tax purposes (generally within four days following the sale).
16. How do I close my account?
You may terminate Plan participation by directing the Plan Administrator to sell all of the shares in your account. You may submit a signed written instruction to the Plan Administrator, complete the tear-off stub from your account statement or other Administrator provided document, or you may utilize the Plan Administrator’s website. Follow the sales procedure outlined under Question 15 — “How do I sell shares held in my account?”, making certain to elect the sale of all Plan shares.
Alternatively, you may elect to receive a certificate for the full shares held in your Plan account and to sell any fractional share remaining. In such case, you will receive a check for the net proceeds of the fractional share, less the sale service fees outlined under Question 15 — “How do I sell shares held in my account?”. If the proceeds from the sale of the fractional share are insufficient to cover the processing fees, a check will not be issued nor will you be billed for any additional fees.
You must specifically inform the Plan Administrator that you wish to terminate participation (which option is listed separately on the tear-off stub attached to Plan communications). If you fail to do so, future dividends on non-Plan shares will continue to be reinvested in accordance with your pre-termination instructions, until you direct the Plan Administrator otherwise.

If your request to close your account is received more than three (3) days prior to a payable date then that dividend will be paid to you in cash. If your request is received less than three (3) days prior to a payable date then that dividend will be reinvested. However, all subsequent dividends will be paid in cash on all balances.
17. What happens if we declare a stock split or stock distribution?
Any stock dividends, distributions or stock split shares distributed on stock held by the Plan Administrator for the participant in the Plan, will be credited directly into the participant’s account on all shares held in the Plan or on any shares held by the participant in certificate form.
18. How will shares held in Plan accounts be voted?
Plan participants will vote all stock (full and fractional) held in their Plan account. Each participant will receive a Notice of Annual Meeting, a Proxy Statement, a proxy voting card and our Annual Report. Shares of stock will not be voted if a properly executed proxy voting card is not returned.
19. What expenses do we pay in connection with the Plan?
We will reimburse the Plan Administrator for the printing and mailing of the Plan prospectus and Enrollment Applications as well as telephone expenses associated with Plan inquiries. Fees and expenses normally associated with transfer agent functions will also be paid by us.
20. What is the responsibility of Citizens & Northern Corporation and the Plan Administrator under the Plan?
Neither we nor the Plan Administrator will be liable for any act performed in good faith or for any good faith omission to act, including, without limitations, any claim of liability arising out of (i) failure to terminate a participant’s account, sell stock held in the Plan, or invest optional cash payments or dividends without receipt of proper documentation and instructions; (ii) with respect to the prices at which stock is purchased or sold for the participant’s account and the time such purchases or sales are made, including price fluctuations in market value after purchases or sales; (iii) inability to purchase or sell shares in the open market for any reason; or (iv) our decision not to sell shares directly to the Plan Administrator for any reason or to discontinued or change any discount on shares purchased directly from us.
You must recognize that neither we nor the Plan Administrator can assure you of a profit or protect you against a loss on shares purchased or sold under the Plan.
21. Is there a minimum number of shares I must have in my Plan Account?
If the total number of shares in your Plan account is less than (1) share, any remaining fraction will be sold and the account closed. See Question 15 — “How do I sell shares?” for applicable fees and commissions associated with selling of shares.
22. May the Plan be changed or discontinued?
We reserve the right to modify the Plan (including applicable fees and commissions), including the right to amend, suspend or terminate the Plan, in whole or in part, at any time upon notice to Plan participants. We will mail you a notice of any amendment or termination.
23. Are there any restrictions on who is eligible to participate?
We reserve the right in our sole discretion to exclude from participation in the Plan persons whose participation in the Plan we believe would be adverse to us, including without limitation persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of our common stock. We reserve the right to deny or terminate participation of any person residing in a jurisdiction in which their participation in the Plan would be unlawful or if we determine in our discretion that complying with the legal requirements in such jurisdiction would be onerous.
24. How is the Plan interpreted?
We and the Plan Administrator reserve the right to interpret and regulate the Plan as we or the Plan Administrator deem necessary or desirable in connection with its operation. The Plan shall be governed by and construed in accordance with the laws of the State of New York.
25. Are the shares held in Plan accounts insured under SIPC?
No. The shares held in Plan accounts are not subject to protection under the Securities Investor Protection Act of 1970.
26. What are the income tax consequences of participating in the Plan?
Generally, the U.S. federal income tax consequences of participating in the Plan are as follows:
Reinvested Dividends
In the case of reinvested dividends when shares are acquired for your account directly from us, you must include in gross income a dividend equal to the number of shares purchased for your account with reinvested dividends multiplied by the per share fair market value of the common stock on the relevant payment date, plus the amount of any federal income tax withheld if you are subject to federal income tax withholding on dividend income. When the Plan Administrator buys shares from us at a discount with reinvested dividends, the effect will be to increase the amount of your total dividend because the fair market value of a share purchased will be greater than the discounted purchase price you pay. In other words, the amount of the discount is treated as an additional dividend.
When shares are purchased for your account in the open market with reinvested dividends, you must include in gross income a dividend equal to the purchase price of the shares purchased for your account, plus the amount of any federal income tax withheld if you are subject to federal income tax withholding on dividend income.
Voluntary Cash Payments
When the Plan Administrator buys shares from us at a discount with optional additional cash payments, the amount of the discount is treated as an additional dividend to you for federal income tax purposes.
Gains or Losses
You will realize a gain or loss whenever you sell shares purchased under the Plan and whenever you receive a cash payment for a fractional share credited to your account. The amount of gain or loss will be the difference between the amount you receive for your whole or fractional shares and your tax basis for the shares.
Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long-term if the shares sold were held by you for the applicable holding period and otherwise will be short-term.

For shares purchased at a discount directly from us, your tax basis will equal the fair market value of the shares (as defined for federal income tax purposes) on the date we pay the dividend or the date the Plan Administrator buys the share from us with an optional additional cash payment, plus fees and commissions paid by you. Effectively, because the amount of the discount is required to be included in your gross income for federal income tax purposes, it is deemed paid by you for the shares.
When shares are purchased in the open market, your tax basis in such shares will be equal to the purchase price of the shares purchased, plus fees and commissions paid by you.
Additional Information
The foregoing discussion assumes that we will, from time to time, have earnings and profits for federal tax purposes in excess of our distributions to shareholders, which is expected to be the case. The holding period for shares of common stock acquired pursuant to the Plan will begin the day after the date the shares are credited to your account. If you are a person as to whom federal income tax withholding on dividends is required, the Plan Administrator will reinvest dividends net of the amount of tax withheld.
You will not realize taxable income upon the issuance of a certificate for a whole number of shares held for your account under the Plan. However, if you receive a cash payment in lieu of the issuance of a fractional share, you will realize gain or loss with respect to such fractional share. Gain or loss will also be realized upon the sale or exchange of shares of common stock acquired under the Plan. The amount of such gain or loss will be the difference between the amount received upon disposition and the tax basis of such shares or fractional share.
The discussion above is a summary of the important U.S. federal income tax consequences of your participation in the Plan. The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the Plan and does not constitute tax advice. For example, it does not address any state, local or foreign tax consequences of your participation. The summary may not address the tax consequences to any given participant in view of the participant’s individual circumstances. You should consult your own tax advisor about tax consequences of your participation in the Plan. We do not calculate tax basis in shares for shareholders.
USE OF PROCEEDS
We will receive proceeds from the purchase of our common stock through the Plan only if the purchases are made directly from us rather than by the Plan Administrator in the open market. We will use any such proceeds for general corporate purposes.
LEGAL MATTERS
Rhoads & Sinon LLP, Harrisburg, Pennsylvania, our legal counsel, will deliver to us an opinion regarding the validity of the shares of our common stock to be issued by us under the Plan.
EXPERTS
Our consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 have been audited by Parente Randolph, LLC, independent registered public accounting firm, as set forth in their reports included in our annual report on Form 10-K for the year ended December 31, 2008 and incorporated into this prospectus by reference in reliance upon such reports given upon the authority of Parente Randolph, LLC as experts in accounting and auditing.
INDEMNIFICATION
The Pennsylvania Business Corporation Law of 1988, as amended, provides that a corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of such claim. Our bylaws have provisions providing for indemnification against certain liabilities, potentially including liabilities arising under the Securities Act of 1933, as amended. We are also authorized by statute and our bylaws to procure insurance protecting such persons against liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission (“SEC”) shares of our common stock to be offered for purchase from us under the Plan. This prospectus is part of that registration statement and constitutes a prospectus of Citizens & Northern Corporation. As permitted by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.
We file annual, quarterly and special reports, proxy statements and other information with the SEC. SEC filings by us are available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other information that has been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained in subsequent incorporated filings or by information in this document.
This prospectus incorporates by reference our documents set forth below that we have previously filed with the SEC. These documents contain important information about us. You should read this document together with the information incorporated by reference.
Documents filed by Citizens & Northern Corporation (SEC File No. 000-16084):
•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2009 filed on May 11, 2009;

•	Current Reports on Form 8-K, filed with the SEC on January 22, 2009, February 2, 2009 and May 1, 2009; and

•	The description of the Citizens & Northern Corporation common stock set forth in our registration statement filed with the SEC pursuant to the Securities Exchange Act of 1934, and any amendments or reports filed under the Exchange Act for the purpose of updating such description.
We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.
These documents may be obtained as explained above; see “Where You Can Find More Information” above or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901
Attention: Mark A. Hughes, Executive Vice President and CFO
Phone No.: (570) 724-3411
FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business, They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to” or other similar words. You should not place undue reliance on these forward-looking statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus or the documents incorporated by reference herein. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
These forward-looking statements are based on current expectations, estimates and projections about Citizen & Northern Corporation’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, all of which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.
We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any document that we incorporate by reference into this prospectus. If anyone gives you any such information, you should not rely on it.
We do not imply by the delivery to you of this prospectus or the sale of any Citizens & Northern

Corporation common stock hereunder that there has been no change in the affairs of Citizens & Northern Corporation since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

2,500,000 Shares
Common Stock
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901
(570) 724-3411
DIVIDEND REINVESTMENT AND
STOCK PURCHASE AND SALE PLAN

PROSPECTUS

Dated July 20, 2009

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$2,833.25	*
Printing and Mailing Fees	4,300.00
Accountant’s Fees and Expenses	0.00
Legal Fees and Expenses	10,000.00
Miscellaneous Fees and Expenses	500.00

Total	$17,633.25

*	Represents actual expenses; all other expenses are estimates.
Item 15. Indemnification of Directors and Officers.
          Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim.
     Article VIII of the Registrant’s By-Laws provides as follows:
     Section 8.1. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
     Section 8.2. ADVANCEMENT OF EXPENSES. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.
     Section 8.3. NONEXCLUSIVITY. The indemnification provided by this Article VIII shall not be deemed exclusive of any other right to which persons seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
     Section 8.4. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII.

Item 16. Exhibits.
The exhibits listed on the Exhibit Index on page to this Registration Statement are filed herewith or incorporated herein by reference to other filings as indicated in the Exhibit Index.
Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wellsboro, Pennsylvania, on this 15th day of July, 2009.

CITIZENS & NORTHERN CORPORATION (Registrant)
By:	/s/ Craig G. Litchfield
Craig G. Litchfield, Chairman,
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig G. Litchfield, Mark A. Hughes and Charles J. Ferry, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or either of them or any substitute of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity Date	Date

/s/ Craig G. Litchfield Craig G. Litchfield	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2009

/s/ Mark A. Hughes Mark A. Hughes	Treasurer (Principal Accounting Officer)	June 17, 2009

/s/ Dennis F. Beardslee Dennis F. Beardslee	Director	June 17, 2009

/s/ Jan E. Fisher Jan E. Fisher	Director	June 17, 2009

/s/ R. Bruce Haner R. Bruce Haner	Director	June 17, 2009

/s/ Susan E. Hartley Susan E. Hartley	Director	June 17, 2009

/s/ Leo F. Lambert Leo F. Lambert	Director	June 17, 2009

/s/ Edward L. Learn Edward L. Learn	Director	June 17, 2009

/s/ Raymond R. Mattie Raymond R. Mattie	Director	June 17, 2009

/s/ Edward H. Owlett, III Edward H. Owlett, III	Director	June 17, 2009

Signature	Capacity Date	Date

/s/ Leonard Simpson Leonard Simpson	Director	June 17, 2009

/s/ James E. Towner James E. Towner	Director	June 17, 2009

/s/ Ann M. Tyler Ann M. Tyler	Director	June 17, 2009

/s/ Charles H. Updegraff, Jr. Charles H. Updegraff, Jr.	Director	June 17, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation of Citizens & Northern Corporation, as amended (Incorporated by reference to Exhibit 3.1 to registrant’s Form 10-K Annual Report for the fiscal year ended December 31, 2008).

3.2	Bylaws of Citizens & Northern Corporation, as amended (Incorporated by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K filed August 25, 2004).

5.1	Opinion of Rhoads & Sinon LLP as to the validity of securities.

23.1	Consent of Parente Randolph, LLC

23.3	Consents of Rhoads & Sinon LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature pages to this Registration Statement).

99.1	Citizens & Northern Corporation Dividend Reinvestment and Purchase and Sale Plan (set forth in full under the heading “The Plan” in the Prospectus)

99.2	Transmittal Letter to Shareholders dated July 20, 2009